i-80 Gold Reports Second Quarter 2026 Results;
On Track to Achieve Full-Year Guidance as Granite Creek Ramps Up and Development Plan Advances
TORONTO, ON, August 10, 2026 – i-80 GOLD CORP. (NYSE:IAUX) (TSX:IAU) (“i-80 Gold” or the “Company”) reports its financial and operating results, as well as development highlights, for the three and six months ended June 30, 2026.

“We delivered another solid quarter, with increased production from Granite Creek as the project continued to ramp up on plan, the advancement of Archimedes on schedule toward becoming our second underground mine, and the start of demolition at the Lone Tree Plant,” stated Richard Young, President & CEO. “Additionally, Archimedes drilling results released during the quarter demonstrated the vast exploration potential and the ability to extend its mine life. Our success year-to-date demonstrates the Company’s ability to advance multiple projects concurrently. We remain on track to commence gold mining at Archimedes and major construction at Lone Tree in the fourth quarter of this year, marking two important milestones by year-end as we execute our development plan to build a Nevada-focused mid-tier gold producer.”

SECOND QUARTER HIGHLIGHTS
Three months ended June 30, 2026 compared to three months ended June 30, 2025.
Unless otherwise stated, all amounts referred to herein are in U.S. dollars.

Development
•Granite Creek underground development continued ahead of plan increasing access to high-grade headings supporting the ongoing ramp up. The project remains on track to achieve its full-year production guidance, with a published feasibility study anticipated in the third quarter of 2026.

•Archimedes underground advanced on schedule and largely on budget with the main decline development on track, advancement of the exploration drift, which has since been completed, and commencement of the ventilation raise in preparation for first gold mined by year-end.

•Lone Tree Plant refurbishment advanced on schedule and on budget as early works and pre-construction readiness activities continued during the quarter, and the commencement of demolition mid-June ahead of major construction. Procurement activities remain on schedule, with approximately 50% of procurement packages, by value, awarded as of mid-July. Project capital remains on budget with minimal contingency drawdown and approximately 40% of capital committed as of mid-July.

•Completed approximately 19,000 meters of drilling across three projects, including infill drilling at Archimedes underground and Mineral Point open pit in support of planned 2027 technical studies for both projects, as well as resource definition drilling at Granite Creek underground beyond the area covered by the upcoming feasibility study.

•Permitting largely on track across the development plan as permitting actions continued to advance across the portfolio.
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Financial and Operating

•Revenues were $24.3 million, representing 5,335 ounces in gold sold(2) at an average realized gold price(1) of $4,522 per ounce, compared to $27.8 million represented by 8,400 ounces at an average realized gold price(1) of $3,301 per ounce in the prior year period. The decrease in revenues was primarily driven by lower gold sold at Granite Creek as a result of delays at the third-party processing facility, partially offset by a higher average realized gold price(1). Revenues in the prior year quarter were higher due to the finalization of the third-party toll processing agreement in March 2025 and the processing of a higher volume of stockpile material.

•Gold production increased to 11,098 ounces from 4,178 ounces in the prior year period. The Company remains on track to achieve its full year production guidance range.
•Gross profit increased to $8.6 million from $0.8 million in the prior year period due to a higher realized gold price.

•Net loss increased to $52.5 million compared to $30.2 million in the prior year period, due primarily to higher pre-development, evaluation and exploration costs incurred as the Company advances multiple projects within its development plan. The higher costs were related to drilling programs at the Ruby Hill property. Upon declaration of mineral reserves, certain pre-development, evaluation and exploration expenditures that are currently expensed will be capitalized.

•Net loss per share increased to $0.06 compared to a $0.05 loss in the prior year period, primarily due to a higher net loss, partially offset by an increase in the weighted average number of common shares outstanding following the equity financing in May 2025.

•Adjusted net loss(1) increased to $41.2 million compared to $26.5 million in the prior year period due to increased spending on pre-development, evaluation and exploration expenses, partially offset by higher gross profit.

•Cash used in operating activities increased to $49.6 million compared to $11.3 million in the prior year period as a result of comparative working capital changes of $20.9 million primarily as a result of increased inventory due to third-party processing availability and higher pre-development, evaluation and exploration expenses which was partially offset by higher gross profit.
•Cash and cash equivalents were $464.6 million as of June 30, 2026, a decrease of $49.0 million compared to March 31, 2026, primarily due to cash used in operations of $49.6 million, capital expenditures of $21.5 million primarily driven by the start of the Lone Tree Plant refurbishment project partially offset by a release of restricted cash of $16.9 million and proceeds from warrant exercises.

Sustainability

•Advanced community engagement across Northern Nevada by progressing community development, workforce development, and grant funding initiatives, including a joint $300,000 donation with Franco-Nevada Corporation to support development of the first licensed childcare facility in Eureka County, neighboring the Company's Ruby Hill property.
•Strengthened Board with the appointment of Stephen Gottesfeld at the annual general meeting, bringing nearly 30 years of global mining experience in environmental, sustainability, legal and governance matters across the mine lifecycle.

UPCOMING CATALYSTS
Over the next 18 months, the Company is targeting the following key catalysts while continuing to identify opportunities to optimize the development schedule:

Archimedes Underground
•First gold mined — Q4 2026
Lone Tree Plant
•Commence construction — Q4 2026
•Completion of detailed engineering — late Q1 2027
•Filtration plant completion — early Q4 2027
•First gold pour — Q4 2027

Technical Studies
•Granite Creek underground (Feasibility) — Q3 2026
•Cove underground (Feasibility) — Q3 2026
•Archimedes Underground (Feasibility) — approximately mid-2027
•Mineral Point Open Pit) (Pre-Feasibility) — approximately mid-2027
•Granite Creek open pit (Pre-Feasibility) — timing under review

OUTLOOK

The Company remains on track to meet its 2026 guidance as originally published in its 2025 Year End Annual Report on Form 10-K on February 19, 2026 subject to the following:
Growth capital expenditures are expected to be largely in line with the $150 million to $175 million guidance.
•Lone Tree plant refurbishment capital expenditures are expected to be lower in 2026 than guided, management was conservative in estimating expenditures for Lone Tree during the recapitalization planning process earlier in year to ensure that the Company raised sufficient capital.
•Archimedes expenditures are expected to be higher reflecting a change in strategy for long-term surface infrastructure. Based on positive drill results, management is pivoting from refurbishment of certain existing facilities on site to construction of a new worker change facility and additional offices that are expected to improve operating effectiveness both for Archimedes and Mineral Point.
•Exploration expenses are expected to be approximately $10 million lower in 2026 due to the personnel shortages at the Archimedes project and drill rig availability as well as contractor personnel shortages at Mineral Point project.
This outlook, including expected results and targets, is subject to various risks, uncertainties and assumptions, which may impact future performance and the Company’s ability to achieve the results and targets discussed in this section. Please refer to "Forward-Looking Information" section. The Company may, but is under no obligation to, update this outlook depending on changes in metal prices and other factors.

SUMMARY OF FINANCIAL AND OPERATING RESULTS

		Three months ended June 30,		Six months ended June 30,
		2026	2025	2026	2025
Revenue	$000s	24,348	27,836	76,738	41,884
Gross profit	$000s	8,618	798	24,697	3,704
Net loss	$000s	(52,527)	(30,215)	(131,128)	(71,420)
Net loss per share	$/share	(0.06)	(0.05)	(0.15)	(0.14)
Adjusted net loss	$000s	(41,164)	(26,509)	(69,889)	(50,105)
Adjusted net loss per share[1]	$/share	(0.05)	(0.04)	(0.08)	(0.10)
Cash used in operating activities	$000s	(49,584)	(11,335)	(94,664)	(34,036)
Cash and cash equivalents	$000s	464,555	133,691	464,555	133,691
Gold produced	oz	11,098	4,178	21,964	14,326
Gold ounces sold[2]	oz	5,335	8,400	15,923	13,352
Average realized gold price[1]	$/oz	4,522	3,301	4,801	3,124
Pre-development, evaluation and exploration expenses	$000s	29,264	9,045	54,962	18,590
Notes to table above: [1]This is a Non-GAAP Measure; please see “Non-GAAP and Supplementary Financial Performance Measures” section.
[2]Gold ounces sold include attributable gold from mineralized material sales at a payable factor of 56% in 2026 (2025 - 59%).

Granite Creek Property
The Granite Creek property includes the Granite Creek underground project, a fully permitted, constructed and operating mine, and the Granite Creek open pit oxide deposit adjacent to the underground project. Granite Creek underground is the Company's first brownfield project to be redeveloped and is currently ramping up towards steady-state gold output.

Granite Creek Property		Three months ended June 30,		Six months ended June 30,
Operational Statistics		2026	2025	2026	2025
Mining
Oxide mineralized material mined	tonnes	12,039	24,074	23,752	39,397
Sulfide mineralized material mined	tonnes	13,568	11,201	33,282	25,844
Low-grade mineralized material mined	tonnes	9,338	16,173	22,375	39,019
Waste mined	tonnes	37,405	31,947	77,762	59,409
Total material mined	tonnes	72,350	83,395	157,171	163,669

Oxide mineralized material grade	g/t	7.44	11.38	8.14	11.74
Sulfide mineralized material grade	g/t	6.49	7.43	6.29	7.93
Low-grade mineralized material grade	g/t	3.13	3.03	2.97	2.88

Processing
Processed mineralized material - sulfide	tonnes	9,055	7,014	35,460	7,014
Processed mineralized material - heap leach	tonnes	—	18,750	5,827	52,587
Total processed mineralized material	tonnes	9,055	25,764	41,287	59,601

Ore purchase agreement (high and low grade oxide)
Oxide mineralized material sold[1]	tonnes	15,505	16,317	32,681	28,798

Total gold produced	oz	8,634	1,941	17,532	9,392
Total gold sold[1]	oz	2,052	5,981	10,818	9,086

Underground mine development (pre-development)	meters	360	211	747	365
Drilling	meters	1,211	586	3,135	586

Financial Statistics		2026	2025	2026	2025
Mining cost (total mineralized material and waste)	$/t	178	175	169	173
Processing cost (processed mineralized material)	$/t	325	133	293	74
Site general and administrative (“G&A”) (total mineralized material mined)	$/t	57	34	50	32
Operating costs[2]	$000s	7,106	22,067	37,835	30,386
Royalties[2]	$000s	517	1,148	3,119	1,654
Sustaining capital expenditures[3]	$000s	1,672	778	4,268	201
Growth capital expenditures[3]	$000s	7,234	336	9,445	1,290
Capital expenditures	$000s	8,906	1,114	13,713	1,491
Pre-development, evaluation and exploration expenses	$000s	7,882	5,949	19,278	9,719
Notes to table above:
1Gold ounces sold include attributable gold from mineralized material sales at a payable factor of 56% in 2026 (2025 - 59%).
2Operating costs excluding depletion, depreciation, amortization, and royalties. Royalties exclude NSR royalty payments.
3This is a Non-GAAP and Supplementary Financial measure; please see “Non-GAAP and Supplementary Financial Performance Measures” section.

Granite Creek Underground
Mining & Processing
Mineralized material mined at Granite Creek underground is processed as follows: (i) sulfide mineralized material is processed at a third-party processing facility and subject to a toll milling agreement entered into in March 2025, (ii) high-grade and low-grade oxide mineralized material is subject to an ore sales agreement. Low-grade oxide mineralized material was sold under the ore purchase beginning in the first quarter of 2026, and (iii) residual leaching of low-grade oxide material previously placed on a segregated section of the Company’s Lone Tree heap leach facility continues with no additional mineralized material being placed after the first quarter of 2026.

During the quarter, mining activities at Granite Creek were impacted by ground conditions in two of the mine highest-grade headings, which temporarily restricted access to high-grade mineralized material and deferred a portion of planned high-grade tonnes during the quarter. Remediation of the affected headings was completed and access was re-established late in the quarter, allowing these areas to contribute to production beginning in the third quarter.

Throughout the quarter, advancement of the main decline as well as horizontal development continued to progress ahead of the mine plan, with year-to-date development footage exceeding plan. As a result, the number of available high grade mineralized material headings has increased significantly throughout the quarter. The Company remains on track to meet its full-year production guidance.

Water inflow volumes to the mine remained largely unchanged and continue to be managed well using the current underground pumping system, which presently operates near capacity. Work on an enhanced pumping system, that includes expanded sumps at lower levels and higher-capacity pumps, advanced during the quarter. Pumps were sized and ordered with installation continuing throughout the remainder of the year to increase overall water discharge capacity as the mine progresses at depth. Further, initial phases of commissioning a second water treatment plant began in late July, with mechanical completion having recently been completed. The second water treatment plant will increase surface water treatment capacity to approximately 3,500 gallons per minute to support the Company's long-term groundwater management objectives.

At June 30, 2026, the Company had in-process material containing over 5,300 recoverable ounces at its third-party processing facility. The Company expects the material to be processed during the third quarter of 2026. Approximately 1,800 ounces of gold was also held in inventory at June 30, 2026. Gold ounces sold were lower than the prior year periods due to availability at the third-party processing facility.

Processing cost per unit has increased compared to the prior year periods due to a higher proportion of sulfide material being processed at the third-party processing facility.

During the three months ended and six months ended June 30, 2026, growth capital expenditures were primarily related to the water treatment plant project. Sustaining capital expenditures were related primarily to the electrical substation replacement.

Pre-development, evaluation, and exploration expenses were $7.9 million for the three months ended June 30, 2026, which were related to underground mine development and infill drilling to upgrade mineral resources and step-out drilling.

Drill Program
During the quarter, the Company continued infill and step-out drilling at Granite Creek. The underground drill program remained focused on infill drilling to support resource conversion and mine planning. Drilling progressed slower than anticipated during the quarter due to water management, maintenance downtime, and rig relocation. The updated mineral resource estimate is near completion and under internal review. The feasibility study is now expected to be completed in the third quarter of 2026.

Granite Creek Open Pit
Preparation for a pre-feasibility trade-off study has commenced following the completion of the Granite Creek open pit preliminary economic assessment, prepared in accordance with National Instrument 43-101 - Standards of Disclosure for Mineral Projects (“NI 43-101”) and the corresponding Initial Assessment prepared under Subpart 1300 of Regulation S-K (“S-K 1300”), each filed on March 31, 2025 (“PEA”). Simultaneously, technical trade-off analyses are being conducted to optimize project economics. Based on preliminary assessments of potential environmental impacts, the project may require preparation of an Environmental Impact Statement ("EIS") under the Bureau of Land Management ("BLM") process. Early-stage pre-permitting activities and technical studies are currently underway, followed by planned baseline field studies commencing in 2027 to support the National Environmental Policy Act ("NEPA") permitting process.

Ruby Hill Property
The Ruby Hill property includes the Archimedes underground project, the Company's second planned underground mine for which construction began during 2025, and Mineral Point open pit, which is a large oxide gold and silver deposit with the potential to become the Company’s largest gold producing asset.

Ruby Hill Property		Three months ended June 30,		Six months ended June 30,
Operational Statistics		2026	2025	2026	2025
Heap Leach
Gold produced	oz	485	713	878	1,336
Gold sold	oz	690	665	1,073	1,117

Underground mine development (pre-development)	meters	899	—	1,559	—
Archimedes drilling	meters	3,124	—	7,386	—
Mineral Point drilling	meters	14,836	1,749	15,586	1,749

Financial Statistics		2026	2025	2026	2025
Processing cost (produced oz)	$/oz	3,124	1,640	3,228	1,644
Site G&A (produced oz)	$/oz	658	1,174	755	1,191
Operating costs	$000s	2,639	1,726	3,552	2,808
Royalties[1]	$000s	92	66	145	103
Sustaining capital expenditures[2]	$000s	152	719	469	911
Growth capital expenditures[2]	$000s	2,422	—	3,170	—
Capital expenditures	$000s	2,574	719	3,639	911
Pre-development, evaluation and exploration expenses	$000s	20,083	1,898	32,466	5,089
Notes to table above:
1 Royalties excludes Net Smelter Return royalty repayments
2This is a Non-GAAP and Supplementary Financial measure; please see “Non-GAAP and Supplementary Financial Performance Measures” section.

The Company continues to leach the historic leach pads on the Ruby Hill property, recovering gold. Year-to-date gold production from the historic leach pad remained below expectation as infiltration on the pad remained challenging. Higher processing cost per ounce compared to the prior year periods was due to lower produced ounces. For the residual leaching process, management continues to focus on managing ponding, maximizing the area under leach, and optimizing cyanide application rates.

Archimedes Underground
During the quarter, underground development at the Archimedes project continued to advance on schedule, with 899 meters of development completed during the quarter, supported by favorable ground conditions and high productivity rates from contractors. Pump testing was conducted on a recently completed dewatering well, and permitting activities for below the 5,100-foot level continued to advance as planned. The planned start of mining above the 5,100-foot level is fully supported by existing permits and is not dependent on the timing or outcome of permitting activities below the 5,100-foot level. The Company continues to expect to achieve first gold from Archimedes in the fourth quarter of 2026.

Growth capital expenditures for the three and six months ended June 30, 2026 were primarily related to heavy mobile equipment, infrastructure upgrades, power upgrades and mine load centers for the underground.

Pre-development, evaluation and exploration expenditures were $20.1 million and $32.5 million for the three and six months ended June 30, 2026. $20.1 million and $32.5 million for the three and six months ended June 30, 2026. Pre-development, evaluation and exploration expenditure were higher than the prior year periods primarily due to underground development at the Archimedes underground project which began in the third quarter of 2025. Development during the quarter focused on completion of the exploration drift to establish drilling platforms to access the ongoing definition drilling program for the Ruby Deeps zones at depth. Further development included commencement of the first ventilation raise.

Drilling activities during the quarter included the completion of the 2025-2026 program in the upper 426 zone and commencement of the 2026 infill drill program with 3,124 meters of infill drilling completed in the lower 426 and Ruby Deeps zones in support of a feasibility study. The latest assay results from the 2025-2026 drill program were published during the second quarter in a press release dated June 25, 2026. The results continued to confirm high-grade mineralization, demonstrate continuity within the planned mining areas, and extend mineralization beyond the boundaries of the current mineral resource estimate supporting the 2025 PEA. Drilling also continued to intersect significant intervals of oxide mineralization not included in the current mineral resource estimate.

An infill drilling program largely within the lower portion of the 426 zone and Ruby Deeps zone commenced in the second quarter of 2026, targeting approximately 55,000 meters planned across 140 drill holes in support of the planned Archimedes Feasibility Study. The drill program is encountering slower than planned progress due to contractor staffing availability. As a result, the Archimedes feasibility study is now anticipated to be completed approximately mid-year 2027.

Mineral Point Open Pit

At Mineral Point open pit, the Company advanced its surface drill program during the quarter as part of the largest 12-month drill program in the Company's history, completing approximately 14,836 meters of core drilling and reverse circulation drilling with a fleet of up to five drill rigs, primarily for infill drilling of the currently classified inferred resources. The drill program encountered slower than planned progress due to drill rig and contractor staffing availability, as well as slower penetration rates than expected in the sanded dolomite unit. Management expects to increase the overall drilling rate for the remainder of the year with mobilization of additional rigs, however, completion of the drill program is now expected in the first quarter of 2027. The results from this program will support a pre-feasibility study, which is expected at approximately mid-year 2027, pending timing of the drilling program. Early-stage pre-permitting activities continued to progress during the quarter.

Cove Underground

Cove is an advanced stage exploration project and is expected to be the Company's third underground mine. During the second quarter, the Company continued to advance technical and economic studies for the Cove Underground project. Various baseline studies and agency comment responses were submitted to the BLM. In addition, water pollution control permit renewal and modification applications were submitted to NDEP—BMRR for the underground mine and rapid infiltration basins. Additional federal and state permitting actions continue to progress. A feasibility study for Cove is expected to be completed in the third quarter of 2026.
Lone Tree Plant Refurbishment
The Lone Tree Plant (the "Plant") is currently undergoing refurbishment following a positive construction decision in the first quarter of 2026. i-80 Gold is one of two gold companies in Nevada with an autoclave processing plant (the other being owned by Nevada Gold Mines Inc., a joint venture between Barrick Mining Corporation and Newmont Corporation).

The Plant is envisioned to process material from the Company’s three underground mines, Granite Creek, Archimedes, and in the future Cove, to establish a regional hub-and-spoke mining and processing model. Upon refurbishment and commissioning, the Plant will allow the Company to transition from toll milling to owner-operated processing. This shift is expected to materially increase operating margins and enhance free cash flow generation.

During the quarter, detailed engineering and procurement advanced with the Company's contractor, with procurement package preparation and long-lead item ordering a key focus. Cleaning and environmental testing of the existing tanks, containment, and piping was completed, and demolition of existing infrastructure commenced during the quarter. The Company also progressed the tailings storage facility and new filtered tailings design work. The refurbishment timing remains on track with the engineering study timeline and scope of work. Early works and pre-construction readiness activities are well underway on site and continue to advance on schedule ahead of major construction, which is expected to commence in the fourth quarter of 2026. Second and third quarter pre-construction activities include mobilization of the EPCM contractor to site, commencement of demolition of the existing plant components requiring replacement as part of the refurbishment and advancement of detailed engineering, procurement packages, and the award of key contracts.

The Lone Tree Plant is permitted for the existing operational components in use. The approval of new and revised permit applications pertaining to air quality, mercury control, water pollution control, reclamation management, and other secondary programs for the new design remain outstanding. The Company submitted the necessary applications for air quality, mercury control and water quality environmental permits in the first quarter of 2026, as planned, with several permits received to date and further permits pending. Various construction activities are scheduled to commence in the second half of 2026 upon the anticipated approval of the associated permits, with major construction activities anticipated to commence in the fourth quarter of 2026.The permitting process is currently on track and aligns with the construction schedule.

Capital expenditures for the three months and six months ended June 30, 2026 were primarily related to the refurbishment of the Lone Tree Plant. The project spend is weighted in the second half of the year and the Company expects to meet full-year guidance.

As of June 30, 2026, total construction commitments were $110.1 million with approximately 30% of the project cost committed. Subsequent to the quarter, procurement activities remain on schedule, with approximately 50% of procurement packages, by value, awarded as of mid-July. Project capital remains on budget with minimal contingency drawdown and approximately 40% of capital committed as of mid-July.

FINANCIAL STATEMENTS
This press release should be read in conjunction with i-80 Gold’s Form 10-Q, including the unaudited consolidated financial statements and associated Management's Discussion and Analysis of Financial Condition and Results of Operation for the three and six months ended June 30, 2026 included therein, which is available on the Company’s website at www.i80gold.com, and under the Company's issuer profile on EDGAR at www.sec.gov and SEDAR+ at www.sedarplus.ca.

CONFERENCE CALL AND WEBCAST
Management will hold a conference call and audio webcast to discuss the second quarter highlights followed by a question-and-answer session with participants. The details are as follows:
Date:                Tuesday, August 11, 2026
Time:                10:00 a.m. ET
Webcast:             https://app.webinar.net/q0A61kDYpP2
Telephone:             1-416-945-7677
Toll-free (North America):     1-888-699-1199

TECHNICAL DISCLOSURE AND QUALIFIED PERSONS
All scientific and technical information contained in this press release has been reviewed, verified and compiled under the supervision of Paul Chawrun, P.Eng., member of the Professional Engineers of Ontario (PEO) and the Company’s Executive Vice President & Chief Operating Officer, and Tyler Hill, CPG., Vice President Geology for the Company, each of whom is a “Qualified Person” within the meaning of National Instrument 43-101 – Standards of Disclosure for Mineral Projects and S-K 1300 and Subpart 1300 of Regulation S-K under the U.S. Securities Act of 1933, as amended. Mr. Chawrun and Mr. Hill have verified the scientific and technical information disclosed in this press release.

ENDNOTES
(1)This is a Non-GAAP and Supplementary Financial measure; please see “Non-GAAP and Supplementary Financial Performance Measures” section.
(2) Gold ounces sold include attributable gold from mineralized material sales at a payable factor of 56% in 2026 (2025 - 59%).

ABOUT i-80 GOLD CORP.
i-80 Gold Corp. is a Nevada-focused mining company committed to building a mid-tier gold producer through a fully funded three-phase development plan to advance its high-quality asset portfolio. The Company is one of the largest mineral resource holders in the state with a pipeline of three high-grade underground and two open pit projects strategically located in some of Nevada’s most prolific gold-producing trends. Leveraging its central autoclave processing facility following an anticipated refurbishment, i-80 Gold is executing a hub-and-spoke regional mining and processing strategy to maximize efficiency and growth. i-80 Gold’s shares are listed on the NYSE (NYSE: IAUX) and Toronto Stock Exchange (TSX: IAU). Visit www.i80gold.com for more information.

For further information, please contact:
Leily Omoumi - SVP Corporate Development and Strategy
Caterina De Rosa - VP Investor Relations
1.866.525.6450
info@i80gold.com

CAUTIONARY STATEMENT ON FORWARD-LOOKING INFORMATION
Certain information set forth in this press release, including but not limited to management's assessment of the Company's future plans and operations; the anticipated timing of the permitting, construction, refurbishment and commissioning of the Lone Tree Plant; the anticipated benefits of the refurbished Lone Tree Plant, including to cash margins, recoveries, operating margins and free cash flow generation, and the anticipated transition from toll milling to owner-operated processing; the perceived merit of projects or deposits; the impact, timing, and execution of the Company’s three-phase development plan, the anticipated timing of permitting, gold output, project development, or completion dates for feasibility studies, technical studies; execution and timing of all asset advancements in the development plan; the potential to utilize the autoclave infrastructure at the Lone Tree Plant to process mineralized material pending the outcome of the refurbishment; that Mineral Point will become the Company’s largest gold producing asset; the successful permitting of each project; the timing, completion and results of the Company’s drill programs; the inclusion of drill results in future feasibility studies and the expected conversion of mineral resources to higher confidence categories or to mineral reserves; that any of the projects will reach commercial production; the Company’s ability to achieve mid-tier producer status; outlook on gold output; the Company's 2026 production, operating, pre-development, evaluation and exploration cost guidance; the anticipated timing for water treatment plant completion at Granite Creek and the outcome of the dewatering program; the anticipated commissioning of the Lone Tree Plant by the end of 2027; the expected timing of first gold mined from Archimedes; the anticipated implementation of a hub-and-spoke regional mining and processing model; and the Company’s expectation that it has sufficient liquidity to meet its obligations as they become due, constitute forward-looking statements or forward-looking information (collectively, “forward-looking statements”) within the meaning of applicable Canadian and United States securities laws.

All statements other than statements of historical fact are forward-looking statements. Often, but not always, forward-looking statements can be identified by the use of words such as "plans", "expects", "is expected", "budget", "scheduled", "estimates", "continues", "forecasts", "projects", "predicts", "intends", "anticipates”, “targets" or "believes", or variations of, or the negatives of, such words and phrases, or state that certain actions, events or results "may", "could", "would", "should", "might" or "will" be taken, occur or be achieved. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management as at the date of this press release, are inherently subject to significant business, economic and competitive uncertainties and contingencies. Material assumptions used in preparing the forward-looking statements in this press release include, but are not limited to, assumptions regarding: the price of gold and silver; the accuracy of the Company’s mineral resource estimates and the underlying geological, technical and economic parameters; anticipated costs and expenditures; the timely receipt of all required regulatory and governmental approvals and permits on acceptable terms; the availability of financing on acceptable terms; the availability of equipment, labor and contractors; the absence of significant labor disruptions or material adverse changes in general economic conditions; and the Company’s ability to execute its three-phase development plan on the anticipated timeline and within budget. Readers are cautioned that the foregoing assumptions, although considered reasonable at the time of preparation, may prove to be inaccurate and, as such, undue reliance should not be placed on forward-looking statements.

The Company's actual results, performance or achievement could differ materially from those expressed in, or implied by, these forward-looking statements and, accordingly, no assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what benefits, if any, that the Company will derive therefrom. By their nature, forward looking statements are subject to numerous risks and uncertainties, some of which are beyond the Company’s control, including: general economic and industry conditions; volatility of commodity prices, including the prices of gold and silver; title risks and uncertainties; the Company’s ability to access sufficient capital from internal and external sources, including by selling assets, restructuring debt or obtaining additional equity capital, on terms that may be onerous or highly dilutive; uncertainties related to the refurbishment of the Lone Tree Plant, including cost overruns and construction delays; risks related to third-party toll milling arrangements and processing delays; uncertainties regarding water management and groundwater inflows at Granite Creek; risks related to the conversion of mineral resources and the results of feasibility and other technical studies; risks associated with mineral exploration, development and mining operations generally; risks related to obtaining and maintaining required governmental, environmental and other regulatory approvals and permits, including under NEPA and the BLM process, on a timely basis or at all; environmental, health and safety risks; risks relating to the reliance on key personnel and contractors (including Hatch); changes in applicable laws, regulations or government policies in Canada and the United States; foreign exchange and interest rate fluctuations; litigation risks; and the other risk factors discussed under the heading “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2025 and the Company’s Form 10-Q for the three months ended June 30, 2026, each of which is available on EDGAR at www.sec.gov/edgar and on SEDAR+ at www.sedarplus.ca. Readers are encouraged to carefully review these risk factors as well as the Company’s other filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators. All forward-looking statements contained in this press release speak only as of the date of this press release or as of the dates specified in such statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Additional information relating to i-80 Gold can be found on i-80 Gold’s website at www.i80gold.com, SEDAR+ at www.sedarplus.ca, and on EDGAR at www.sec.gov/edgar.

NON-GAAP AND SUPPLEMENTARY FINANCIAL PERFORMANCE MEASURES

The Company has included certain non-GAAP performance measures commonly used in the mining industry that are not defined under US GAAP in this document. These include adjusted net loss, adjusted net loss per share, and average realized price per ounce. These measures are not defined under US GAAP, and therefore, they may not be comparable to similar measures employed by other companies. Management believes these measures in addition to measures determined in accordance with US GAAP provide investors with useful information to evaluate the Company's underlying operations and financial performance. Supplementary financial measures represents a component of a GAAP number. The measures presented are intended to provide additional information and should not be considered in isolation or as a substitute for measures prepared in accordance with US GAAP and should be read in conjunction with the Company's Financial Statements.

Definitions

"Average realized gold price” per ounce of gold sold is a supplementary financial measure and the calculation is shown below.

"Adjusted net loss” and “adjusted net loss per share” are non-GAAP financial performance measures that the Company considers to better reflect normalized earnings because it eliminates temporary or non-recurring items such as: gain and losses on fair value measurements, loss on loan extinguishment, gain (loss) on Convertible Loans and finance fee expense. Adjusted net loss per share is calculated using the weighted average number of shares outstanding under the basic calculation of earnings per share.

"Sustaining capital expenditures" and "Growth capital expenditures" are supplementary financial measures. Sustaining capital expenditures are investments that support current operational and production levels whereas Growth capital expenditures are associated with major projects and new mine development.

Average realized gold price per ounce of gold sold(2)

		Three months ended June 30,		Six months ended June 30,
(in thousands of U.S. dollars, unless otherwise noted)		2026	2025	2026	2025
Consolidated
Revenues		24,348	27,836	76,738	41,884
Silver revenue		(224)	(108)	(288)	(169)
Gold revenue		24,124	27,728	76,450	41,715
Gold sold¹	ounce	5,335	8,400	15,923	13,352
Average realized gold price ($/oz)	$/ounce	4,522	3,301	4,801	3,124

Granite Creek
Revenues		9,355	19,727	53,194	28,422
Gold ounces sold[1]	ounce	2,052	5,981	10,818	9,086
Average realized gold price ($/oz)	$/ounce	4,559	3,298	4,917	3,128

Lone Tree
Revenues		11,891	5,821	18,777	9,784
Silver revenue		(173)	(22)	(233)	(36)
Gold revenue		11,718	5,799	18,544	9,748
Gold sold	ounce	2,593	1,754	4,032	3,149
Average realized gold price ($/oz)	$/ounce	4,519	3,306	4,599	3,096

Ruby Hill
Revenues		3,102	2,288	4,767	3,678
Silver revenue		(51)	(86)	(55)	(133)
Gold revenue		3,051	2,202	4,712	3,545
Gold sold	ounce	690	665	1,073	1,117
Average realized gold price ($/oz)	$/ounce	4,422	3,311	4,391	3,174
Note to table above:
1 Gold ounces sold include attributable gold from mineralized material sales at a payable factor of 56% in 2026 (2025 - 59%)

Adjusted net loss(2)

Adjusted net loss and adjusted net loss per share exclude a number of temporary or one-time items detailed in the following table:

	Three months ended June 30,		Six months ended June 30,
(in thousands of U.S. dollars, unless otherwise noted)	2026	2025	2026	2025

Net loss	$(52,527)	$(30,215)	$(131,128)	$(71,420)
Adjust for:
Loss on fair value measurement of Silver Purchase Agreement derivative	(9,290)	(1,986)	(36,092)	(9,461)
Loss on fair value measurement of NSR Royalty	(24,039)	—	(31,663)	—
Finance fee expense	—	—	(9,796)	—
Loss on loan extinguishment	—	(782)	(7,110)	(782)
Gain (loss) on fair value measurement of Convertible Loans derivative	—	765	(3,463)	(673)
Loss on fair value measurement of Orion Gold Prepay Agreement derivative	—	(2,412)	(3,377)	(10,674)
Gain / (loss) on Offtake liability	(4,800)	—	(4,800)	—
Gain on fair value measurement of 2026 Gold Prepay derivative	22,000	—	29,893	—
Gain on fair value measurement of warrant liabilities	4,766	709	5,169	275
Total adjustments	$(11,363)	$(3,706)	$(61,239)	$(21,315)
Adjusted net loss	(41,164)	(26,509)	(69,889)	(50,105)

Weighted average shares	861,071,221	608,167,841	849,153,360	520,243,077
Adjusted net loss per share	$(0.05)	$(0.04)	$(0.08)	$(0.10)